NewSouth Capital Management, Inc.
Compliance Policy Chronology
Personal Investment Policy Code of Ethics

Adoption: June, 1995

Amended: May 1, 2004

Amended: January 1, 2005

Amended: January 1, 2006

Reviewed and approved without amendment: January 1, 2007

Reviewed and approved without amendment: April 1, 2008

Amended: December 1, 2008

Reviewed and approved without amendment: June 30, 2009

Reviewed and approved without amendment: June 30, 2010

NewSouth Capital Management, Inc.

Code of Ethics

As Amended and Restated
December 1, 2008

NewSouth Capital Management, Inc.

Code of Ethics
Table of Contents

I.	Purpose and Scope of Code of Ethics			1

II.	Special Responsibility of Investment Fiduciaries			2

III.	Personal Investments			2

	A.	Persons Subject to Policy		3
		1.	Supervised Persons	3
		2.	Access Persons	3
		3.	Family Accounts

	B.	Compliance Committee		4
	C.	Permitted Investments and Procedures,,		4
		1.	Government Bonds, Mutual Funds	5
		2.	Securities Recommended to Clients	5
		3.	Other Publicly Traded Securities	6
		4.	Private Issues/Limited Offerings,	7

		5.	Approval Considerations	8
			(a) Conflicts of Interest	8
			(b) Special Considerations: Private Placements	8
			(c) Special Considerations: Initial Public Offerings	9

	D.	Reporting and Review		10

		1.	Holdings Reports	10
			(a) Timing of Holdings Reports	10
			(b) Content of Holdings Reports	10
		2.	Transaction Reports	11
			(a) Timing of Transaction Reports	11
			(b) Content of Transaction Reports	11
		3.	Reports Concerning Investment in Limited Offerings	12
		4.	Review of Personal Investment Reports	12

	E.	Other Trading Restrictions		13

		1.	Black Out Period and Ban on Short-Term Trading Profits	13
			(a) Same Day Transactions	13
			(b) Sixty Day Rule	13
			(c) Exceptions to Sixty Day Rule	14
			(d) Market Timing Prohibited	14

		2.	Extended Black Out Periods	14

IV.	Other Policies and Procedures Applicable to Business Conduct			15

	A.	Gifts and Entertainment		15

		1.	General Statement	15
		2.	Gifts	15
		3.	Cash	15
		4.	Entertainment	15
		5.	Seminars and Conferences	15

	B.	Membership on Board of Directors of Other Companies		16

	C.	Disclosure in Form ADV		16

V.	Violations			17

	A.	Reporting Violations		17

	B.	Sanctions		17

VI.	Certifications of Compliance			18

	A.	General		18

	B.	Initial Certification		18

	C.	Acknowledgment of Amendments		18

	D.	Annual Certifications		18

VIII.	Recordkeeping			19

	A.	Required Records		19

	B.	Responsibility for Records Retention		19

VIII.	Interpretation, Amendment, Exemptions, Review			20

NewSouth Capital Management, Inc.
CODE OF ETHICS June 1995
As Amended and Restated Effective December 1, 2008

I. Purpose and Scope of the Code of Ethics

The purpose of this Code of Ethics (the "Code") is to summarize the fundamental principles which guide each of us in every aspect of our business conduct. The Code applies to all NewSouth directors, officers, and employees (collectively, "employees"). Every NewSouth employee must comply with the provisions set forth in this Code.

NewSouth will conduct its business in accordance with all applicable federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940 (as it applies to NewSouth Special Equities, L.P. and NewSouth Special Income, L.P.), Title V of the Gramm-Leach-Bliley Act, any portion of the Sarbanes Oxley Act of 2002 applicable to NewSouth, any rules adopted by the SEC pursuant to any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted pursuant thereto by the SEC or the Department of the Treasury.

Legal compliance is only a part of our ethical responsibility and should be viewed as the minimum acceptable standard of conduct. At NewSouth, we strive to act with the utmost integrity, not only in our most important corporate and investment decisions, but in all the actions taken by all employees every day.

Ethical conduct is a high ideal, but often it simply means exercising common sense, good judgment, and honesty. All employees are expected to be honest and forthright in their dealings with each other and with clients, portfolio companies, and all other third parties. Our integrity is our most valuable asset. It is the foundation on which we have built our reputation for fair and honest dealing. As NewSouth continues to grow, it is essential to maintain and build upon our solid reputation. Each one of us is responsible for that reputation.

II.           The Special Responsibilities of Investment Fiduciaries

Investment advisers occupy a special position of trust and responsibility. Our duty is at all times to place the interests of our clients first. NewSouth employees must avoid conflicts of interest and must never take inappropriate advantage of their positions. Investment decisions must be made independently. Suitable investment opportunities must be offered first to clients. Client information including the client's identity (unless the client consents) financial circumstances, security holdings, and advice furnished to the client by NewSouth must be kept confidential. All business conduct, including personal investment transactions, must be consistent with the high standards set forth in this Code. The principles of honesty, integrity, and professionalism are paramount.

No set of rules can adequately govern every situation that may arise. Therefore, the best protection that NewSouth can offer its clients is a fundamental commitment always to place their best interests above our own.

III.           Personal Investments

NewSouth is committed to the principle that investment advisers should be willing to invest their personal assets in the same equity securities they recommend to their clients. We believe that it is important for us to align our personal investment interests with those of our clients. At NewSouth, we consider this commitment part of our pledge to deal fairly and honestly with our clients.

At the same time, we recognize that whenever NewSouth employees are personally buying and selling securities that are also bought and sold on behalf of our clients, the potential for conflict of interest exists. All personal securities transactions must be conducted in accordance with this Code. NewSouth employees must avoid conflicts of interest or any abuse of an individual's position of trust and responsibility. Therefore, the following restrictions and procedures shall govern all personal investment activities.

A.	Persons Subject to Personal Investment Policy

This policy applies to the following people:

1.	Supervised Persons

An adviser's supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser's supervision and control.

2.	Access Persons

An access person is any supervised person (a) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding any mutual fund for which NewSouth serves as investment adviser or with which NewSouth is affiliated or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this policy, all NewSouth employees are Access Persons. Therefore, the policy shall apply to all employees unless the Compliance Committee determines, in writing, that a particular employee is not an Access Person and not subject to this policy. Such determinations shall be attached to this policy.

3.	Family Accounts.

This policy also applies to trading in the accounts of family members, spouses, family trusts, and other similar accounts whenever the NewSouth employee has investment or voting control over the account or any financial/beneficial interest in the account. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person's household.

B.	Compliance Committee

NewSouth's Compliance Committee will monitor personal trading in employee and employee related accounts and make determinations pursuant to this Policy. In most cases, personal investments must be approved by two of the three members of the Compliance Committee. If the required number of members of the Compliance Committee is not available when approval for a personal investment transaction is requested, the remaining members may designate any officer of the Equity Research Group as a substitute member for purposes of making that determination. Only one officer of the Equity Research Group may be substituted for such purposes.

C.	Permitted Investments and Applicable Procedures

Employees (i) may make personal investments in the securities and other instruments listed below only upon compliance with the procedures applicable to each type of investment and (ii) shall comply with the reporting requirements specified in this policy.

1.         Obligations of Federal. State and Municipal Governments and Agencies Thereof ("Government Bonds"); Shares Issued by Registered Open-End Investment Companies (mutual funds, including those offered in connection with variable annuity insurance policies) .bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds, shares issued by unit Investment trusts that are invested exclusively in one or more open-end mutual funds.

Approval Procedures: None

Reporting Requirements: Employee investments in Government Bonds and shares of registered open-end investment companies shall be subject to the reporting requirements set forth in Section III. D. of this policy.

2.         Equity or Fixed Income Securities or Derivatives Thereof, including Closed-end Mutual Funds and Exchange Traded Funds ("ETF's"), that NewSouth Recommends (i.e.. Purchases or Holds) to its Advisory Clients at the Time the Personal Investment is Made.

Approval Procedures: Employees must obtain written authorization from the Compliance Committee on a form approved by the Compliance Committee prior to any purchase or sale transaction. The written authorization shall identify the securities, the amount to be purchased or sold, the price, and the estimated trade date(s), all of which may be stated in terms of a reasonable range. The authorization must be signed by at least two of the three members of the Compliance Committee. Employees may place orders for authorized transactions only if all pending client orders for the same security, on the same day, have been executed or withdrawn. Pending client limit orders that are not, in the opinion of the Compliance Committee, reasonably likely to be executed over the short term shall not preclude Compliance Committee approval of an intervening transaction by a NewSouth employee.

Reporting: Employee investments made pursuant to this Subsection shall be subject to all the reporting requirements set forth in Section III. D. of this policy.

3.         Publicly Traded Securities Not Specifically Identified in Subsections C.l. and 2. above.

NewSouth is committed to the principle that investment advisers should be willing to invest their personal assets in the same securities they recommend to their clients. Therefore, special procedures shall apply to the approval of personal investments in any publicly traded equity securities other than those NewSouth recommends to clients.

Approval Procedures: The Employee who proposes to purchase or sell any such security or investment instrument shall submit a written proposal to the Compliance Committee. The written proposal shall describe the nature and amount of the investment and the Employee's reasons for investing in securities other than those that NewSouth recommends to its advisory clients.

The Compliance Committee shall distribute a copy of the proposal to all NewSouth principals. The transaction will be authorized only if all three members of the Compliance Committee execute a written authorization prior to any purchase or sale transaction. The written authorization shall identify the securities, the amount to be purchased or sold, the price, and the estimated trade date(s), all of which may be stated in terms of a reasonable range.

Reporting: Employee investments made pursuant to this Subsection shall be subject to all the reporting requirements set forth in Section III. D., of this policy.

4.         Privately Issued Securities, also known as "limited offerings" (all securities issued privately by corporations, limited partnerships, limited liability companies, general partnerships, or any other privately held business or investment organization, including those held by family members, friends, or business associates, and all securities issued privately by publicly held corporations and other business organizations)

Approval Procedures: The Employee who proposes to purchase or sell any such security or investment instrument shall submit a written proposal to the Compliance Committee. The written proposal shall describe the nature and amount of the investment and the Employee's reasons for investing in securities or instruments other than those that NewSouth recommends to its advisory clients.

The Compliance Committee shall call a meeting of all NewSouth principals for the purpose of authorizing or rejecting any such proposal. For purposes of the meeting, 90% of the principals shall constitute a quorum. The affirmative vote of 90% of the principals present shall be required to authorize the proposed investment. If the proposal under consideration is submitted by a principal, that principal (i) shall be excluded in determining whether a quorum exists and (ii) shall not be entitled to vote on the proposal. The principals, in their sole discretion, may impose conditions or restrictions on any transaction authorized pursuant to this Subsection.

Reporting: Employee investments made pursuant to this Subsection shall be subject to all the reporting requirements set forth in Section III. D., of this policy.

5.	Approval Considerations

(a)	Conflicts of Interest.

In considering requests for authorization of personal investments, the members of the Compliance Committee or the principals, as the case may be, shall consider, among other things, whether the Employee's investment presents a conflict or potential conflict with the interests of NewSouth's clients.

(b)        Special Consideration: Personal Investments in Private Placements (Limited Offerings)

Historically, NewSouth has rarely purchased private placement securities on behalf of its clients. Therefore, it is not anticipated that conflicts or potential conflicts of interest will arise in connection with personal investments in securities issued in private placements. However, privately issued securities may, from time to time, be purchased by Access Persons and shall therefore be subject to the following additional considerations.

The deliberations concerning acquisition of privately issued securities by Access Persons should take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to an individual by virtue of his or her position with NewSouth. Access Persons who have been authorized to acquire securities in a private placement are also required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by NewSouth clients. In such circumstances, NewSouth's decision to purchase securities of the issuer on behalf of its clients will be subject to an independent review by the Compliance Committee or other NewSouth personnel with no personal interest in the issuer.

The Chief Compliance Officer shall make and retain a written record of any limited offering investment approved by the principals. The record shall state the reasons for such approval.

(c)        Special Consideration: Personal Investments in Initial Public Offerings of Equity or Equity-Related Securities

Historically, Access Persons have not purchased securities issued in IPO's for their own accounts and only infrequently for client accounts. Any proposed personal investments in PO's shall be reviewed by the Compliance Committee as part of the ongoing pre-clearance process. The Chief Compliance officer shall make and retain a written record of any initial public offering investment approved by the Compliance Committee. The record shall state the reasons for such approval.

If a NewSouth Access Person holds privately placed securities in a company engaged in the IPO, the company's securities shall not be purchased for client accounts except in special situations where compelling circumstances exist, and with the unanimous approval of all members of the Compliance Committee.

The foregoing provisos shall not prevent a NewSouth Access Person who is a depositor in a savings institution from exercising his/her first round conversion rights in a mutual to stock conversion. However, the Compliance Committee shall review and condition any subsequent round subscription by a NewSouth client and appropriate disclosures to any such client. The same considerations shall apply to policy holders in insurance companies engaged in mutual to stock conversions.

D.	Reporting and Review.

All Access Persons are required to report personal investment transactions through holdings and transactions reports submitted to the Compliance Committee. The Chief Compliance Officer, or persons designated by the Chief Compliance Officer, shall review all such reports promptly.

1.	Holdings Reports

(a)	Timing of Holdings Reports-

Initial Report. Each Access Person must submit an initial holdings report no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date he or she becomes an Access Person.

Annual Report. At least once each 12-month period thereafter, on a date selected by NewSouth, each Access Person must submit an annual holdings report, and the information must be current as of a date no more than 45 days prior to the date the annual report is submitted.

(b)	Content of Holdings Reports.

Each Holdings Report must contain, at a minimum, (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit, and (iii) the date the Access Person submits the Report.

2.	Transaction Reports.

(a)	Timing of Transaction Reports.

Access Persons are required to direct their brokers promptly to furnish the Chief Compliance Officer with duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. SEC rules require each Access Person to submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter. NewSouth's policy requires more frequent reporting.

(b)	Content of Transaction Reports.

Each transaction report must contain, at a minimum, the following information about each transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the Access Person submits the report. In the case of duplicate copies furnished by the Access Persons= brokers, dealers, or banks, the date of submission shall be the date received by NewSouth, which shall be noted on the report by the Chief Compliance Officer or persons designated by the Chief Compliance Officer.

The Chief Compliance Officer (or an employee designated by the Chief Compliance Officer) will compare confirmations and statements against Compliance Committee records of authorized transactions. Exceptions will be reported to the Compliance Committee, which shall make prompt inquiry into the matter, take appropriate action, and make a report thereof.

3.	Reports Concerning Investments in Limited Offerings

Limited offering investment transactions not involving a broker or reported on a broker's confirmation or periodic statement shall be reported by the Access Person. The Access Person's report shall state the title and amount of the security involved, the date and nature of the transaction (i.e., purchase, sale, or other acquisition or disposition) the price at which it was effected and the name of the issuer or security holder with or through whom the transaction was effected. Limited offering transaction reports shall be provided within five business days of the transaction.

Each Access Person shall include securities acquired in limited offerings in his or her periodic holdings reports.

4.	Review of Personal Investments.

(a)        The Compliance Committee will regularly monitor personal investment activity by employees after preclearance has been granted. Personal investments shall be reported on the blotter. All officers shall review blotters daily and certify their reviews quarterly. Compliance Committee members shall initial hard copy blotters for any day on which a personal investment is recorded. Preclearance approval memos shall be filed with the blotters.

(b)        Transaction and holdings reports shall be reviewed by the Chief Compliance Officer or a person designated by the Chief Compliance Officer, within one week of receipt. The senior member of the Compliance Committee shall review and monitor the transaction and holdings reports of the Chief Compliance Officer. In the absence of the Chief Compliance Officer, the senior member of the Compliance Committee shall review all transaction and holdings reports. In all cases, persons other than the Chief Compliance Officer who review reports shall promptly notify the Chief Compliance officer of any exceptions or potential violations. Upon discovery of potential violations of the Code, the Chief Compliance Officer (or, in his absence, the senior member of the Compliance Committee) shall promptly conduct a thorough investigation and report the findings to the Compliance Committee for appropriate action.

E.	Other Trading Restrictions

1.	Black Out Period and Ban on Short-Term Trading Profits

(a)        Same Day Transactions. Access Persons are prohibited from executing a securities transaction on a day during which an order is pending to buy or sell that same security on behalf of a client until the client order is executed or withdrawn. The Compliance Committee may, however, approve a personal investment transaction while a client limit order is pending if, in the opinion of the Compliance Committee, the client order is not reasonably likely to be executed over the short term.

(b)        Sixty Day Rule. In addition to the blackout period described above, Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days except under the circumstances listed below. Any employee who routinely circumvents the short-term trading ban by timing transactions to take place over a slightly longer period of time shall be in violation of this policy and subject to disciplinary measures.

(c)	Exceptions to Sixty Day Rule

(i)         Certain securities (e.g., options, futures, other derivatives) operate on a trading basis of fewer than 60 days. Although any trades in such securities must receive pre-clearance, it is anticipated that trades in inherently short-term securities of this nature will be approved, absent unusual conflicts of interest or other compelling circumstances.

(ii)        Certain personal transactions within the 60 day period may also be approved by the Compliance Committee if exceptional or unusual circumstances are found (e.g., market has moved quickly and clients have sold before the Access Person sells).

(d)        Market Timing Prohibited. No employee may engage in market timing transactions involving securities issued by mutual funds, regardless of whether the fund permits such transactions.

2.	Extended Black Out Periods

Given the size and nature of NewSouth's investment advisory activities, the Compliance Committee does not find it necessary to adopt the Investment Company Institute Advisory Group's recommendation that advisers to registered investment companies be prohibited from buying or selling a security within at least seven calendar days before and after a client account trades in that security. However, all NewSouth personnel are reminded that the Compliance

Committee's prior written approval is always required for personal investments. Therefore, if the level of trading activity in client accounts indicates that additional restrictions or black out periods are warranted, the Compliance Committee shall be authorized to impose them in connection with approval of any personal investments.

IV.	Other Policies and Procedures Applicable to Business Conduct

A.	Gifts and Entertainment

1.         General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Employees should not offer gifts, favors, entertainments or other things of value that could be viewed as overly generous or aimed at influencing decision making or making a client feel beholden to the firm or the supervised person.

2.         Gifts. No employees may receive any gifts, services, or other things of more than token value from any person or entity that does business with or on behalf of NewSouth. No employee may give or offer any gift of more than token value to existing clients, prospective clients, or any entity that does business with or on behalf of NewSouth without pre-approval by the Chief Compliance Officer.

3.         Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of NewSouth.

4.         Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, or any person or entity that does or seeks to do business with or on behalf of NewSouth.

5.         Seminars and Conferences. NewSouth employees shall not attend conferences,

seminars, or special events held out of the city and sponsored by brokers, consultants or portfolio companies unless all travel and lodging expenses associated with such conferences, seminars or special events are paid by NewSouth or the employee. Employees may accept meals and entertainment of reasonable value provided to participants in conjunction with such seminars, conferences, and special events.

B.	Membership on Board of Directors of Other Companies

NewSouth Employees may not serve on the boards of directors of publicly traded companies unless the Compliance Committee has authorized such service, based on a determination that the board service would be consistent with the interests of NewSouth and its clients. When board service is authorized, transactions in securities issued by the publicly held company shall be subject to this policy and to NewSouth's Policies and Procedures to Prevent Insider Trading. The Insider Trading Policy recognizes that board service may inhibit investment flexibility. Securities issued by publicly traded companies for which Employees act as directors are generally placed on a "Watch" or "Restricted" List. If, in the opinion of the Compliance Committee, different or additional procedures and restrictions are warranted, they will be imposed in writing.

C.	Disclosure in Form ADV

NewSouth's disclosure in Part II of its Form ADV shall include a description of this Code of Ethics and NewSouth will provide a copy of its Code of Ethics to any client or prospective client upon request.

V.	Violations

A.	Reporting Violations

The law requires each supervised person to report promptly violations of this Code to the Chief Compliance Officer. NewSouth recognizes that it is important to create a corporate environment that encourages and protects all employees who report violations of this Code. All employees must feel safe to speak freely. Although NewSouth encourages direct communication with the Chief Compliance Officer, any employee who prefers to submit an anonymous report may do so by following the procedures set forth in NewSouth's "Whistleblower Protection Policy." To the extent that it is reasonably possible to maintain the confidentiality of reports of violations, whether anonymous or not, confidentiality will be maintained.

If the report relates to violations by the Chief Compliance Officer or if the Chief Compliance Officer is unreachable, the report shall be made to the senior member of the Compliance Committee.

B.	Sanctions.

The Chief Compliance Officer has primary responsibility for disciplinary sanctions against any employee who violates this Code of Ethics. The Chief Compliance Officer, in consultation with the members of the Compliance Committee, shall impose such sanctions as the Compliance Committee deems appropriate, including but not limited to warnings, fines, disgorgement, suspension, demotion, or termination of employment. The Chief Compliance officer shall make and keep a record of any violation and of any action taken as a result of the violation.

All employees should realize that activities which violate this Code of Ethics may also constitute civil or criminal violations of federal and state securities laws.

VI.	Certification of Compliance.

A.        General. NewSouth recognizes that its procedures for informing its employees about this Code of Ethics are critical to obtaining good compliance and avoiding inadvertent violations. The Chief Compliance Officer is responsible for ensuring that employees have received adequate training on the principles and procedures of this Code of Ethics. Each employee is responsible for reading the Code, participating in educational programs, and understanding his or her obligations.

B.        Initial Certification. NewSouth will provide all employees with a copy of this Code. Each employee will be required to certify in writing that he or she has received a copy of the Code, read and understood its provisions, and agreed to comply with its terms.

C.        Acknowledgment of Amendments. NewSouth will provide all employees with amendments to this Code and each employee will submit a written acknowledgment that he or she has received, read, and understood the amendment and agrees to comply with its terms.

D.        Annual Certification. Annually, each employee will be required to certify that he or she has read, understood, and complied with this Code. The annual certification shall include a representation that the employee has made all of the reports required by the Code and has not engaged in any prohibited conduct.

VII.	Recordkeeping

A.	Required Records.

NewSouth shall make and keep true, accurate and current records of the following:

1.         A copy of its Code of Ethics, adopted and implemented pursuant to SEC Rule 204A-1 that is in effect or at any time within the past five years was in effect.

2.         A record of any violation of the Code of Ethics, and of any action taken as a result of the violation.

3.         A record of all written acknowledgments of NewSouth's supervised persons (acknowledging receipt of a copy of the Code of Ethics and any amendments). Acknowledgments shall be kept for each person who is currently, or within the past five years was, a supervised person.

4.         A record of each transaction report and holdings report made by NewSouth's Access Persons pursuant to this Code of Ethics.

5.         A record of the names of persons who are currently, or within the past five years were, NewSouth Access Persons.

6.         A record of any decision, and the reasons supporting the decision, to approve an Access Person's acquisition of securities in a limited offering or an initial public offering.

B.	Responsibility for Records Retention; Method and Location

1.         Chief Compliance Officer. The Chief Compliance Officer, and any person or persons the Chief Compliance Officer may designate to assist him, shall have primary responsibility for retaining the records required by this Section VII of the Code.

2.         Method and Location. The records may be kept in hard copy or in electronic form, in the discretion of the Chief Compliance Officer.

VIII.	Interpretation. Amendment, Exemptions, Review

The Compliance Committee shall have authority to interpret and amend this Code and to grant exemptions from its provisions. A written record of any such actions shall be made by the Chief Compliance Officer. Exemptions shall be granted only upon the unanimous approval of the members of the Compliance Committee. The written record of any exemption shall include the reasons therefor.

The Compliance Committee shall review this policy not less than annually. Revisions deemed necessary or advisable shall be recommended to the Board of Directors.

Addendum to Code of Ethics

December 1, 2008

This addendum is intended to cover the personal trading of Exchange Traded Funds (ETF's). Over the past 10 years, the number of ETF's has increased substantially offering investors additional diversification opportunities. From time to time, NewSouth has utilized various ETF's in client's portfolios to simulate the return of a particular index.

Therefore, for personal trading purposes, all ETF's will be considered an equity security subject to all requirements under "Section III. C. 2. - Securities Recommended to Clients" of the Code of Ethics. The ETF's will be subject to the same approval and reporting requirements noted in that section.

/s/ Patrick J Danehy, CCO    12/1/08
Patrick J Danehy, CCO

/s/ P. Trowbridge Gillespie, President
P. Trowbridge Gillespie, President

/s/ D. Stephen Morrow, CIO
D. Stephen Morrow, CIO